1300 Main Street, P.O. Box 130 • Atchiston, Kansas 66002-0130 913.367.1480 • 800.255.0302 • Fax 913.367.0192 www.mgpingredients.com • Symbol/Market: MGPI/NASDAQ	NEWS RELEASE

Contact:  Steve Pickman at 913-367-1480

FOR IMMEDIATE RELEASE:	MGP INGREDIENTS COMPLETES DISTILLERY RECONSTRUCTION

         ATCHISON, Kan., December 15, 2003—MGP Ingredients, Inc. (MGPI/Nasdaq) announced today that work to reconstruct the distillery at its Atchison, Kansas headquarters has been completed. The rebuilt distillery went into full operation late last week, approximately one month sooner than expected and just 15 months after the facility was rocked by an explosion.

         “To say that we are pleased and excited to have the distillery return to full production capabilities would be a huge understatement,” said Ladd Seaberg, president and chief executive officer. “The reconstruction process went as smoothly as one could hope, ultimately providing us with one of the most technologically advanced distillery operations in the world,” he added.

         Randy Schrick, vice president of manufacturing and engineering, also expressed pleasure with the project’s outcome, saying, “considering the complexity of the demolition and reconstruction work, the relatively short time frame for the completion of this sate-of-the-art distillation system is amazing.” Schrick thanked the project’s technology and engineering firm, Katzen International, Inc., Cincinnati, the general contractor, Burns and McDonnell of Kansas City, Mo., and numerous local and area sub-contractors for their “expertise and remarkable abilities which brought the reconstruction process to an early and successful conclusion.”

         As previously announced, the company plans to dedicate the majority of the rebuilt distillery’s annual capacity of 30 million gallons (60 million proof gallons) to the production of high quality, high purity food grade alcohol for beverage and industrial applications. The remainder will be dedicated to the production of fuel grade alcohol, commonly known as ethanol.

         The distillery explosion occurred on the afternoon of Sept. 13, 2002, when alcohol vapors escaped through an open panel in a distillation column and ignited. While the blast caused significant damage, there were no life-threatening injuries.

         The cost of damage to equipment and property was estimated at nearly $17 million, and is expected to be sufficiently offset by insurance proceeds. The company additionally has received business interruption insurance proceeds to compensate for the effects of the explosion. Through Sept. 30, 2003, these proceeds have amounted to approximately $18.3 million (pre-tax).

         Historically, the Atchison distillery has produced approximately one-third of the company’s total alcohol output. During MGPI’s 2002 fiscal year (July 1, 2001 – June 30, 2002), the Atchison distillery produced nearly 30 million gallons (60 million proof gallons) of alcohol. That amount accounted for approximately 19 percent of the company’s total fuel grade alcohol production and approximately 67 percent of its total food grade alcohol production.

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ADD 1—MGP INGREDIENTS COMPLETES

         Between the time of the explosion and the completion of the reconstruction, the company was unable to produce finished alcohol at the Atchison location. However, since last December the distillery was able to produce unfinished alcohol, most of which was shipped to the company’s Pekin, Ill., plant for further processing. As a result and as previously reported, although the company’s spot market sales were affected, the needs of regular alcohol customers generally were met through MGPI’s Illinois facility and supplemental third party purchases.

This news release contains forward-looking statements as well as historical information. Forward-looking statements are identified by or are associated with such words as “intend,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may” and similar expressions. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. The forward-looking statements are based on many assumptions and factors, including those relating to grain prices, gasoline prices, energy costs, product pricing, competitive environment and related marketing conditions, operating efficiencies, access to capital and actions of governments or government officials and actions of insurers. Any changes in the assumptions or factors could produce materially different results than those predicted and could impact stock values.

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